UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)
Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 17, 2025, the Hartman Group distributed the following letter to shareholders:

Silver Star’s rationale and judgement to liquidate assets regardless of price should be further examined. A CASE STUDY IN VALUE DESTRUCTION.

June 17, 2025

When Assets Are Mismanaged, Shareholders Pay the Price

Dear Fellow Shareholder,

Let’s look at the facts — and what they reveal.

In June 2022, just two months before Al Hartman was removed as CEO (August 2022), key office properties were stabilized and generating strong rental income. But under new leadership, occupancy collapsed and the properties realized sales value often lower than what was paid 10+ years ago. These were not distressed assets; they became distressed through neglect and mismanagement.

Property	Occupancy 6-2022	Estimated Occupancy when sold	Sale Price	Estimated Value as of 2022	% of Value Realized
Ashford Crossing	86%	68%	$4.65M	$11M	42%
Westway	65%	49%	$9M	$23M	39%
Atrium I & II	~85% (combined est.)	~65% (combined est.)	$5.375M	$14M	38%
Northchase	64%	28%	$2.1M	$8M	26%

These sales aren’t “strategic repositioning” — they are the consequences of failed leasing, deferred maintenance, gutted property management, and the absence of accountability. Instead of fixing the issues, leadership opted to liquidate.

Our path is different.

We believe in experienced management, clear financial reporting, and returning capital to shareholders — not squandering it through rushed, below-market asset sales.

Let’s stop this pattern before more value is lost.

Vote the BLUE card to elect Longnecker, Thomas, and Hartman directors who will focus on a disciplined liquidation of the company and a return of capital to the shareholders.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.